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                                                                     Exhibit 2.2



                                 AMENDMENT NO. 1
                                       TO
                           PURCHASE AND SALE AGREEMENT


     This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (the "Amendment") is entered into as of August 20, 1999, by and between EG&G, Inc., a Massachusetts corporation (the "Seller"), and EG&G Technical Services, Inc. (formerly known as ETS Acquisition Corporation), a Delaware corporation (the "Buyer"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of July 19, 1999, between the Seller and the Buyer (the "Agreement").

                                  INTRODUCTION

     1. The Seller and the Buyer are parties to the Agreement, pursuant to which the Buyer has agreed to purchase from the Asset Sellers and the Seller has agreed to cause the Asset Sellers to sell to the Buyer the Assets, subject to the assumption by the Buyer of the Assumed Liabilities, upon the terms and subject to the conditions set forth therein.

     2. The Buyer and the Seller desire that, at the Closing, the transfer of those Assets which on the Closing Date are held by EG&G Defense Materials, Inc., a wholly owned subsidiary of the Seller and one of the Asset Sellers ("DMI"), and the assumption of those Assumed Liabilities which on the Closing Date are liabilities of DMI, be accomplished by the transfer by the Seller to the Buyer of all of the issued and outstanding shares of capital stock of DMI (the "Shares").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement and this Amendment and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

     1.  Sale and Transfer of Shares.

         (a) The Parties agree that, notwithstanding anything in the Agreement to the contrary, at the Closing, the Assets owned or held by DMI shall be sold, conveyed, assigned, transferred and delivered to the Buyer, and the Assumed Liabilities of DMI shall be assumed by the Buyer, by the transfer by the Seller to the Buyer of the



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Shares. At the Closing, the Seller shall cause to be delivered to the Buyer certificates representing the Shares, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as are required by the jurisdiction of organization of DMI.

         (b) The Parties acknowledge and agree that the arrangements set forth in paragraph (a) above are intended only to provide a mechanism for the transfer of the Assets and the assumption of the Assumed Liabilities described therein. Accordingly, notwithstanding the conveyance of the Shares in lieu of a conveyance of the Assets and Assumed Liabilities of DMI, for all other purposes under the Agreement the term "Asset Sellers" shall continue to include DMI (provided that DMI shall not constitute an Asset Seller for purposes of Sections 4.3, 6.2, 9.1, 10.7 and 10.9); the term "Assets" shall continue to include Assets held by DMI; the term "Assumed Liabilities" shall continue to include Assumed Liabilities that are liabilities or obligations of DMI; the term "Excluded Assets" shall continue to include Excluded Assets that are (or prior to Closing were) held by DMI; and the term "Excluded Liabilities" shall continue to include Excluded Liabilities that are (or prior to Closing were) liabilities or obligations of DMI.

     2. Amendment to Section 1.1(e). Section 1.1(e) is hereby amended by inserting the following new Section 1.1(e)(vii):

         "(vii) all Taxes that arise by reason of the Election (as such term is defined in Section 9.2)."

     3. Amendment to Section 1.4(a). Section 1.4(a) of the Agreement is hereby amended by (a) deleting the reference to "45 days" in the first sentence and inserting "75 days" in lieu thereof and (b) inserting the following new sentence at the end thereof:

         "Within 65 days after the Closing Date, the Seller shall deliver to the Buyer a draft, which may be a working draft subject to change and completion, of the Closing Working Capital Statement."

     4. Amendment to Section 1.6. The provisions of Section 1.6 of the Agreement shall not apply to the Government Contracts and Government Bids of DMI, except to the extent otherwise required or requested by the United States Government.

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     5.  Additional Representations of the Seller.

         (a) Article II of the Agreement is hereby amended by inserting the following new Section 2.25 at the end thereof:

         "2.25 DMI Representations. The Seller has made available to the Buyer correct and complete copies of the charter and bylaws of DMI (each as amended to date), the minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of DMI. The capitalization of DMI consists of 1,000 shares of Common Stock, $1.00 par value per share, of which 100 shares are issued and outstanding as of the date hereof. The Shares comprise all of the issued and outstanding shares of capital stock of DMI, and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which DMI is a party or which are binding upon DMI providing for the issuance, disposition or acquisition of any shares of capital stock of DMI. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to DMI. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of shares of capital stock of DMI. All of the Shares are owned of record and beneficially by the Seller, and immediately prior to the Closing, the Seller will have good title to the Shares, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions."

         (b) Article II of the Agreement is hereby further amended by inserting the following in Section 2.9 thereof after the sentence "None of the Asset Sellers is a 'foreign person' within the meaning of Section 1445 of the Code" and before the clause "For purposes of this Agreement:"

         "The Seller is and will be eligible as of the Closing Date to make an election under Section 338(h)(10) of the Code with respect to the Shares. The Seller will not be a target corporation within the meaning of Section 338 of the Code for the taxable year that includes the Closing Date. For United States federal income tax purposes, DMI is, and on the Closing Date will be, a member of the consolidated group of corporations that has the Seller as its common parent."

         (c) Article II of the Agreement is hereby further amended by deleting Section 2.9(a) thereof in its entirety and inserting the following in lieu thereof:

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         "(a) "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes and duties or other taxes, fee assessments or charges of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and, in the case of DMI, shall include any taxes imposed under Treasury Regulation
         Section 1.1502-6 (or any comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation;"

     6. Additional Representations of the Buyer. Article III of the Agreement is hereby amended by inserting the following new Section 3.12 at the end thereof:

         "3.12 Investment Intent. The Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares and (b) it has had an opportunity to discuss the business, management and financial affairs of the Technical Services Business with representatives of the Seller."

     7. Additional Pre-Closing Covenants. Article IV of the Agreement is hereby amended by inserting the following new Section 4.11 at the end thereof:

         "4.11 Distribution of Certain Excluded Assets and Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, including without limitation the provisions of
         Section 4.4 hereof, prior to the Closing, the Seller shall cause DMI to distribute or otherwise transfer to the Seller or an Affiliate thereof, without liability to DMI, any assets of DMI that constitute Excluded Assets and any liabilities or obligations of DMI that constitute Excluded Liabilities, which Excluded Liabilities will be assumed by Seller."

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     8. Modification of Conditions Precedent to Closing. The condition to the obligation of the Buyer to consummate the transactions contemplated by the Agreement set forth in Section 5.1(h) of the Agreement is hereby deleted in its entirety.

     9. Additional Tax Matters. Article IX of the Agreement is hereby amended by inserting the following new Sections 9.2, 9.3 and 9.4 at the end thereof:

         "9.2 Tax Election. At the Buyer's election, the Seller will join with the Buyer in making an election pursuant to Section 338(h)(10) of the Code in accordance with Treasury Regulation
         Section 1.338(h)(10)-1(d) on IRS Form 8023 (and to make a joint election under any corresponding provisions of state, local or foreign law) with respect to the acquisition of DMI pursuant to this Amendment and the Agreement (the "Election"). Each of the Buyer and the Seller agrees to provide to the other all necessary information to permit the Election to be made. The Parties agree to take all actions necessary and appropriate (including filing IRS Form 8023 and such other forms, returns, elections, schedules and attachments and other documents as may be required (the "Forms")) to effect and preserve a timely Election. The Parties agree to mutually determine (a) the amount of the modified aggregate deemed sales price ("MADSP") of the Shares (within the meaning of Treasury Regulation Section 1.338(h)(10)-1(f)) and (b) based upon the allocation agreed upon by the Parties pursuant to
         Section 1.2(b) of the Agreement, the proper allocation of the MADSP among the assets of DMI in accordance with Treasury Regulation Section 1.338(h)(10)-1(f). The allocations referred to in the preceding sentence are referred to herein as the "Allocations." In the event the Buyer elects to make the Election, the Buyer shall prepare each Form based on the Allocations, and shall, no later than thirty (30) days prior to the latest date for the filing of each Form, deliver such Form to the Seller for the Seller's approval, which approval shall not be unreasonably withheld. The Buyer, DMI and the Seller shall calculate the gain or loss, if any, in a manner consistent with the Allocations and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocations. To the extent Section 1.2(b) of the Agreement is inconsistent with or inapplicable to the acquisition of the Shares, the provisions of this Section 9.2 shall control.

         9.3  Preparation and Filing of Tax Returns.

                  (a) The Seller shall cause to be prepared and timely filed (i) all Tax Returns of, or relating to the activities of, DMI that are required to be filed (taking into account extensions) prior to the Closing Date and (ii) all


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         Tax Returns of, or relating to the activities of, DMI in respect of Pre-Closing Income Taxes of DMI with respect to which the Seller and DMI are permitted or required to file consolidated, combined, unitary or similar Tax Returns.

                  (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to DMI or in respect of its business, assets or operations.

                  (c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Seller concerning each such Tax Return. The Buyer shall cause the Company to provide the Seller with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) at least 30 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Seller at least 10 days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Seller in such shorter period of time prior to filing as the Buyer shall reasonably determine to be practicable.

         9.4 Assistance With Utah State Tax Matters. In the event that the Seller is obligated to make any payments to the State of Utah in connection with the matters disclosed in Section 2.9 of the Disclosure Schedule, the Buyer shall (and shall cause DMI to) use commercially reasonable efforts to seek reimbursement from the United States Government for the benefit of the Seller with respect to such amounts under all applicable Government Contracts and laws and regulations where available under the terms of the applicable Government Contracts and laws and regulations; provided, however, that the Buyer shall not be required to take such action to the extent that the Buyer reasonably determines that such action would be detrimental to its relationship with its customer under the applicable Government Contracts."

     10. Amendment to Section 10.1(e). Section 10.1(e) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:

         "Such accountant's work papers shall include, without limitation, the work papers of the Seller's accountants relating to the preparation of the audited financial statements for the Seller's 1998 fiscal year."

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    11. Additional Government Contract Matters. Section 10.7 of the Agreement
is hereby amended by inserting the following new paragraph at the end thereof:

         "(e) The Seller shall be responsible for any adjustments to workers compensation, retiree medical and savings plan charges included in Indirect Rates for any fiscal year or partial fiscal year prior to Closing that has not been audited by, and reached a final close-out agreement with, the U.S. Government as of the date of the Closing, to the extent that such charges are not reimbursed by the U.S. Government and have a negative impact on the overall operating profit of the Technical Services Business for the applicable fiscal year."

     12. Certain Lease Matters. Article X of the Agreement is hereby amended by inserting the following new Section 10.11 at the end thereof:

         "10.11 Certain Lease Matters. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages suffered by the Buyer as a result of the Seller's failure to obtain the Consent to the assignment to the Buyer of the Leases for the properties located at 2860 Losee Road, North Las Vegas, Nevada and 6206 Gravel Avenue, Franconia, Virginia, in each case until such time, if any, as such Consent has been obtained; provided, however, that the Seller shall not have any obligation pursuant to this Section
         10.11 to the extent relating to (i) Damages for periods beyond the earliest date upon which the applicable Lease may be terminated by the tenant without penalty or premiums or (ii) Damages that would not have been incurred or suffered but for any modification or amendment to the applicable Lease following the Closing."

     13. Amendments to Disclosure Schedule. Section 2.13 of the Disclosure
Schedule is hereby amended by deleting the "plus" or "cross" sign (+) from the references to the Contracts listed as Contract Numbers 69, 163, 266 and 309 in paragraph (a)(ii) thereof.

     14. Amendment to Schedule 1.4(a). Schedule 1.4(a) to the Agreement is hereby deleted in its entirety and replaced with Schedule 1.4(a) to this Amendment. 15. Entire Agreement . Except as otherwise expressly provided herein, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

     16. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

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     17. Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment or the Agreement.

     18. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

     19. Facsimile Signature. This Amendment may be executed by facsimile signature.


                  [Remainder of page intentionally left blank.]



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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.


                                EG&G, INC.


                                By:_________________________________
                                Name:_______________________________
                                Title:______________________________


                                EG&G TECHNICAL SERVICES, INC.
                                (formerly known as ETS Acquisition Corporation)


                                By:_________________________________
                                Name:_______________________________
                                Title:______________________________






       [Signature Page to Amendment No. 1 to Purchase and Sale Agreement]





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